UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

The National Security Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	63-1020300

(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

661 East Davis Street, Elba, Alabama	36323

(Address of Principal Executive Offices)	(Zip Code)

THE NATIONAL SECURITY GROUP, INC. 2019 EQUITY INCENTIVE PLAN
(Full title of plan)

William L. Brunson, Jr.
(Name and address of agent for service)
(334) 897-2273
(Telephone number, including area code, of agent for service)
Copies to:
Jack P. Stephenson, Jr., Esq.
Burr & Forman LLP
420 North 20th Street, Suite 3400
Birmingham, Alabama 35203
(205) 458-5201
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock par value $1.00	200,000 shares	11.30	$2,260,000	$273.91
(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Act”), the number of shares of securities registered under this Registration Statement will be increased as a result of future stock splits, stock dividends or similar transactions that occur prior to the distribution of the securities covered by this Registration Statement. In addition, pursuant to Rule 416(c) under the Act, this Registration Statement also covers an indeterminate amount of plan interests to be offered or sold pursuant to the plan.

(2) Estimated solely for the purposes of calculating the amount of registration fee pursuant to Rule 457(h) under the Act, based upon the average of the high and low price per share of the Registrant's Common Stock on the NASDAQ on August 8, 2019.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Act. This Registration Statement relates to 200,000 shares of Common Stock of The National Security Group, Inc. that are reserved for issuance under The National Security Group, Inc. 2019 Equity Incentive Plan. The common stock of the Registrant is listed on the NASDAQ.

The document(s) containing the information specified in Part I of Form S-8 and any of the documents incorporated by reference in this registration statement-prospectus are available from The National Security Group, Inc. without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this registration statement-prospectus. All documents available from The National Security Group, Inc., including those incorporated by reference in this registration statement-prospectus, may be obtained by requesting them in writing or by telephone at the following address or number:

Attention: Brian McLeod
661 East Davis Street
Elba, Alabama 36323
(334) 897-2273

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.     INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by Registrant with the Securities and Exchange Commission are incorporated by reference in this Registration Statement:

(1)	The Registrant's Annual Report on Form 10-K for the year ended December 31, 2018; and

(2)	The Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2019.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in and to be a part hereof from the date of filing of such documents.

ITEM 4.        DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.        INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.        INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by Delaware law, the Registrant's certificate of incorporation provides that the directors of the Registrant will not be held personally liable for a breach of fiduciary duty as a director, except that a director may be liable for (1) a breach of the director's duty of loyalty to the corporation or its shareholders, (2) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (3) illegal payment of dividends under Section 174 of the Delaware General Corporation Law; or (4) for any transaction from which the director derives an improper personal benefit. The Registrant's certificate of incorporation further provides that if Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by Delaware law, as so amended.

The by-laws of the Registrant provide that the Registrant will indemnify any person involved in litigation brought by a third party or by or in the right of the Registrant by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another entity. The Registrant will only indemnify such a person if that person acted in good faith and in a manner that he or she believed to be in or not opposed to the interest of the Registrant, and with respect to a criminal action had no reasonable cause to believe his or her conduct was unlawful, except that the person will not be entitled to indemnification in an action in which he or she is found to be liable to the corporation unless the Delaware Court of Chancery deems indemnification under these circumstances proper. The bylaws also require the Registrant to indemnify any director, officer, employee or agent who is successful on the merits or otherwise in any defense of claims against the executive officer or director while acting in such capacity.

The Registrant maintains in effect directors' and officers' liability insurance which provides coverage against certain liabilities. The bylaws provide that the Registrant may advance payment for expenses in the defense of claims against the executive officer or director while acting in such capacity.

ITEM 7.        EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.        EXHIBITS

The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which Exhibit Index is hereby incorporated by reference.

ITEM 9.        UNDERTAKINGS

(a)    The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The registrant undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

[SIGNATURES ON FOLLOWING PAGE]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Elba, State of Alabama, on August 9, 2019.

THE NATIONAL SECURITY GROUP, INC.
By:	/s/ William L. Brunson, Jr.
William L. Brunson, Jr.
President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William L. Brunson, Jr. and Brian R. McLeod, or each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him, and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming that such attorney-in-fact and agent, or their substitute, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ William L. Brunson, Jr.	August 9, 2019
William L. Brunson, Jr. President, Principal Executive Officer, Director	Date
/s/ Brian R. McLeod	August 9, 2019
Brian R. McLeod Principal Financial Officer, Principal Accounting Officer, Vice President of Finance and Operations and Director	Date
/s/ Charles B. Arnold, Director	August 9, 2019
Charles B. Arnold, Director	Date
/s/ Fleming Brooks, Director	August 9, 2019
Fleming Brooks, Director	Date
/s/ Jack E. Brunson, Director	August 9, 2019
Jack E. Brunson, Director	Date
/s/ Fred D. Clark, Jr., Director	August 9, 2019
Fred D. Clark, Jr., Director	Date
/s/ Elizabeth B. Crawford, Director	August 9, 2019
Elizabeth B. Crawford, Director	Date
/s/ Mickey L. Murdock, Director	August 9, 2019
Mickey L. Murdock, Director	Date
/s/ Frank B. O'Neil, Director	August 9, 2019
Frank B. O'Neil, Director	Date
/s/ Donald Pittman, Director	August 9, 2019
Donald Pittman, Director	Date
/s/ Paul C. Wesch, Director	August 9, 2019
Paul C. Wesch, Director	Date
/s/ L. Brunson White, Director	August 9, 2019
L. Brunson White, Director	Date
/s/ Walter P. Wilkerson, Director	August 9, 2019
Walter P. Wilkerson, Director	Date

EXHIBIT INDEX

EXHIBIT    DESCRIPTION
-----------    --------------------

4.1The National Security Group, Inc. 2019 Equity Incentive Plan

5.1Opinion of Burr & Forman LLP

23.1Consent of Warren Averett, LLC

23.2        Consent of Burr & Forman LLP (included in Exhibit 5.1)

24.1        Power of Attorney (included in signature page)